SERVICE AGREEMENT

This agreement ("Agreement") made effective as of December 17, 2007 (the "Effective Date") by and between VENTIV COMMERCIAL SERVICES, LLC, a New Jersey limited liability company ("Ventiv") and ALPHARMA PHARMACEUTICALS LLC, a Delaware limited liability company ("Client"). Ventiv and Client may each be referred to herein as a "Party" and collectively, the "Parties".

     1.   The Services - Ventiv shall provide Client with a field force that shall consist of seventy nine (79) full-time Sales Representatives (each a "Full-Time Ventiv Sales Representative") and fifty five (55) part-time Sales Representatives (each a "Part-Time Ventiv Sales Representative"). The Part-Time Ventiv Sales Representative shall work three days or twenty-four hours per week. The Full-Time Ventiv Sales Representatives and Part-Time Ventiv Sales Representatives may collectively be referred to herein as the "Sales Representatives" or "Ventiv Sales Representatives". During the term hereof, the Ventiv Sales Representatives shall provide Details of Client's Product (as defined in Section 2 below). A "Detail" means a face-to-face discussion by a Ventiv Sales Representative with a medical professional with prescribing authority identified on a target call list provided by Client. A Detail shall include the features and benefits of the Product. Ventiv shall further provide the services of eleven (11) full-time District Managers (each a "District Manager") and internal Ventiv management to assist and provide management and overall program support. The Ventiv Sales Representatives and District Managers shall collectively be referred to herein as the "Project Team").

Ventiv shall in good faith endeavor to provide a minimum of **** Details annually (the "Annual Detail Goal") and **** Details quarterly (the "Quarterly Detail Goal"). The Annual Detail Goal and Quarterly Detail Goal are based on a national average per Ventiv Sales Representative target of **** Details per day (the "Call Target"). Within thirty (30) days after the end of each calendar quarter, Ventiv will provide Client with information setting forth the number of Details conducted in the preceding quarter. The Parties agree that Ventiv's inability to reach either the Annual Detail Goal or the Quarterly Detail Goal shall not result in a breach of this Agreement.

In connection with the promotion of Client's Product, Ventiv shall provide the following services (collectively, the "Services"):

(a) Implementation - (i) recruitment and hiring of all members of the Project Team no later than December 26, 2007, (ii) provide fleet automobiles to all full-time members of the Project Team, (iii) provide handheld PDA's and laptop computers (each with applicable software including sales force automation software and training/help desk support) to all Ventiv Sales Representatives, (iv) provide laptop computers to all District Managers, (v) assist in the training of the Ventiv Sales Representatives (as set forth in Section 4 below), with training consisting of five (5) days of home study and five (5) days of initial training to occur prior to Deployment (as defined in Section 1(b) below). Together with Client, and subject to Client's prior approval, Ventiv shall (by January 7, 2008) develop program procedures, customize program processes, and establish program performance parameters, goals and metrics.

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**** Indicates that material has been omitted and filed separately with the securities and Exchange Commission.

(b) Deployment - (i) Deployment of the Ventiv Sales Representatives (base salary, benefits, and bonus targeted at **** percent (****%) of base salary), (ii) deployment in the field of the District Managers (base salary, benefits and bonus targeted at **** percent (****%) of base salary), (iii) turnover training and recruiting, (iv) state license validation of Targets (as used herein a "Target" means a licensed practitioner identified by Client as a potential referral source for the Product), (v) use of Ventiv voicemail system and office costs/operational supplies. As set forth in this Agreement, "Deployed", "Deployment" or "Deployment Date" means the date the Ventiv Sales Representatives commence conducting Product Details in the Territory pursuant to this Agreement. The Parties anticipate that the Deployment Date will be on or about January 14, 2008. Client will work with Ventiv in the development of the Incentive Compensation plan for services rendered by the Project Team on Client's behalf, and such plan (and any changes thereto) shall be approved in advance by Client

(c) Meetings - All training (including training for backfill Project Team members), National Launch and Plan of Action ("POA") meetings shall be determined by Client and agreed to by Ventiv. Unless otherwise permitted by Client and agreed to by Ventiv, all Project Team members will attend meetings. All travel expenses associated with Project Team members attending meetings shall be approved in advance by Client and shall be paid for by Client as a pass-through expense or direct billed to Client.

(d) Reports - Ventiv shall provide Client with standard reports in accordance with Exhibit B attached hereto. Any customized or "non-standard" reports (i.e., reports requiring material changes in the nature of the data or formatting) requested by Client shall be prepared by Ventiv for Client and Client shall pay Ventiv **** Dollars ($****) per hour for the preparation of such customized or "non-standard" reports.

(e) Sample Accountability; Compliance with Laws - Ventiv shall implement a sampling program (including sample accountability) in accordance with Exhibit C attached hereto. The sampling program shall be consistent with applicable federal and state laws, regulations, guidelines, and statutes of any Governmental or Regulatory Authority (collectively, the "Laws") including but not limited to the Prescription Drug Marketing Act and its implementing regulations ("PDMA"). Client shall be responsible for warehousing and shipment of Product samples to the Ventiv Sales Representatives in accordance with PDMA guidelines and confirm and provide documentation of such shipments to Ventiv within forty-eight (48) hours. Ventiv will reconcile such information within forty-eight (48) hours and promptly notify Client in writing with respect to any discrepancies. Client will investigate all discrepancies and report back to Ventiv, where appropriate. In addition to its responsibilities set forth in Section 3 below, Client is responsible for taking all action required or suggested by the Food and Drug Administration ("FDA"), including but not limited to: reporting of adverse events, confirming all returned samples and, where applicable, notifying the FDA, and all supplemental communications with respect to any of the above. To the extent that Ventiv has information with respect to adverse events, returned samples and any other information that is applicable to the Product and Client's regulatory reporting responsibilities, Ventiv shall promptly inform Client with respect to such information. As set forth above, "Governmental or Regulatory Authority" shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(f) Product Literature; Promotion - Ventiv shall be responsible for (i) ensuring that only Product literature prepared and approved by Client for use in connection with Details ("Product Literature") are distributed by the Ventiv Sales Representatives; (ii) promoting the Product in a manner that complies in all respects with applicable federal and state laws, including but not limited to, the Federal Food, Drug and Cosmetic Act ("FDCA") and PDMA; (iii) cooperating with Client, at Client's expense, to conduct any necessary recalls of the Product and/or Product Literature. Client shall be responsible for shipment of the Product and Product Literature to the Ventiv Sales Representatives. Product Literature will be distributed by Client to the Ventiv Sales Representatives in the same manner in which Client distributes Product Literature to Client's internal sales representatives. Orders for additional Product Literature shall be placed through the Target SFA by the Ventiv Sales Representatives.

(g) The territory where the Product will be promoted will be the United States (the "Territory").

(h) Ventiv Sales Representative Performance. In the event that Client reasonably determines that a Ventiv Sales Representative has failed to provide satisfactory service to Client, Client shall provide Ventiv with written notice identifying the specific performance related issue. Pursuant to Ventiv's internal human resource policies and procedures, Ventiv shall provide the Ventiv Sales Representative with notice and a period in which the Ventiv Sales Representative shall be given an opportunity to improve and correct his/her performance. In the event Client determines that the performance issue has not been remedied within such cure period, Client shall promptly notify Ventiv and Ventiv shall take all reasonable steps to correct the situation and/or to prevent a reoccurrence, including by reassigning or removing the Ventiv Sales Representative from participation in the program described herein. Any action taken pursuant to this Section 1 (h) shall be in accordance with Ventiv's internal human resource policies and procedures, provided however, in the event that a Ventiv Sales Representative is removed from the Project Team, a substitute Ventiv Sales Representative shall be provided to replace the removed representative.

(i) Ventiv Right to Add Additional Product.

(A) The Ventiv Sales Representatives shall promote the Product (at all times) as the Primary Position Detail. Subject to Client's exercise of its "Right of First Refusal" (as set forth below) Ventiv may, at any time, add one Secondary position product and/or one Tertiary position product from a third party to the Details to be provided by the Ventiv Sales Representatives. In the event Ventiv decides to add a Secondary position product and/or a Tertiary position product from a third party to the Details to be provided by the Ventiv Sales Representatives, it shall send Client written notification (the "Product Addition Notice"). The Product Addition Notice shall be sent by Ventiv as set forth in Section 13(k) hereof. The Product Addition Notice shall set forth: (a) the position to be occupied by the new product(s) (i.e., Secondary or Tertiary), (b) the term during which the third party's product shall be in the Secondary or Tertiary position (the "New Product Term") and (c) the product to be added to the Detail. Ventiv agrees that the ****% bonus target for the Ventiv Sales Representatives is based on the Product being the only product that is being detailed by the Sales Representatives (the "Base Bonus"). In the event that a third party product is added in the Secondary or Tertiary position(s), any bonus related to such additional product(s) shall be incremental to the Base Bonus, and shall be at Ventiv's sole cost and expense.

(B) Client shall have fifteen (15) business days from the date of its receipt of the Product Addition Notice to notify Ventiv (in writing) if it desires to exercise its Right of First Refusal by requiring that Ventiv not place a third party product in the Secondary or Tertiary position and instead requiring that its own product be placed in the Secondary and/or Tertiary position. In the event Client exercises its Right of First Refusal with respect to a Secondary position product, the Parties agree that:

(1) Client shall pay Ventiv **** ($****) for each Detail conducted by the Ventiv Sales Representatives with Client's product in the Secondary position (i.e., this amount shall be in addition to the fees set forth in Exhibit A for Services rendered by Ventiv in connection with the Primary Position Detail). Fees for a new Client product to be placed in the Tertiary position shall be agreed to by the Parties in good faith and shall be set forth in writing but in no event shall such fees be less than the fees offered by a third party for placement of such third party product in the Tertiary position.

(2) The term during which Client's product shall be in such Secondary or Tertiary position shall be not less than the Term of this Agreement (unless otherwise agreed to by the Parties in writing).

(3) The Ventiv Sales Representatives shall commence detailing Client's product in the Secondary or Tertiary position no later than twenty (20) business days following the date of the exercise of the Right of First Refusal, unless otherwise agreed by the Parties in writing. In addition, in the event Client does not exercise its Right of First Refusal, Ventiv may detail the third party's product in the Secondary or Tertiary position no sooner than twenty (20) business days following the due date of Client's response to the Product Addition Notice.

The failure of Client to respond within fifteen (15) business days from the date of the receipt of the Product Addition Notice shall be deemed to be a waiver of its Right of First Refusal hereunder and Ventiv may proceed by placing one Secondary position product and/or one Tertiary position product from a third party to the Details to be provided by the Ventiv Sales Representatives.

(C) Client agrees that in the event a third party's product is added to the Secondary or Tertiary positions, Ventiv may add additional targets in addition to those set forth on Client's Target list to accommodate the third party's product, provided however that Client shall only pay for calls made to Targets listed on Client's Target list. The number of additional targets shall be not greater than **** percent (****%) of Client's existing Target list. For example, if there are **** Targets on Client's Target list, Ventiv may add no more than **** new targets in connection with the addition of a third party's product. In addition, Client understands and agrees that in the event a third party's product is added to the Secondary or Tertiary positions, the Ventiv Sales Representatives shall engage in a reasonable training program concerning the third party's product.

(D) Ventiv shall not place a product from a third party in either the Secondary or Tertiary position if such product is directly competitive with Client's Product in the Primary Position Detail. The Parties agree that a directly competitive product to Client's Product includes any NSAID product and any product that competes in the market in which Lidoderm is directed.

(E) In the event a Client product is placed in the Secondary position, Client may change the products in the Primary and Secondary positions once per trimester provided such change coincides with a scheduled POA meeting to allow for additional and/or supplemental training of the Project Team at such POA meeting. In the event Client seeks to change the products in the Primary or Secondary positions and such change does not coincide with a scheduled POA meeting, the Parties shall mutually agree upon additional and/or supplemental training to occur (prior to the proposed product(s) change). In such event, Ventiv shall be compensated as if the Ventiv Sales Representatives attending such additional and/or supplemental training were providing all of the Details requested to be provided pursuant to the terms hereof during the time attending such additional and/or supplemental training. For clarification purposes, there shall be no impact on the Quarterly Detail Goal, Annual Detail Goal or Fixed Monthly Fees (set forth on Exhibit A) resulting from Ventiv Sales Representatives attending additional and/or supplemental training resulting from Client's changing the products in the Primary or Secondary positions, if such training occurs at a time other than during a scheduled POA meeting.

(j) Ventiv Standard Operating Procedures - Upon written request, Ventiv shall provide Client with access to its Standard Operating Procedures that pertain to the provision of Services hereunder, including but not limited to those relating to sample management.

(k) Ventiv shall track all expenditures made by the Project Team in connection with Details, and shall report all such expenditures to Client, pursuant to the timing and in a format reasonably agreed to by the Parties. The Parties currently anticipate providing such information in the report with respect to Direct Marketing Expenses listed on Exhibit B, but will work together in good faith in the event a different reporting format is requested by Client. In the event additional state reporting requirements become effective, the Parties shall work together in good faith with respect to the provision of any additional information and the format of reporting requested by Client.

2.   The Product; Right to Sell; Market

Client's Product is the FLECTOR® Patch (the "Product"). The Product shall be promoted by Ventiv under trademarks owned by or licensed to Client and such Product is either owned by Client and/or as to which Client has all lawful authority necessary to market and sell such Product in the Territory. This Agreement does not constitute a grant to Ventiv of any property right or interest in the Product or the trademarks owned by or licensed to Client and/or any other intellectual property rights which Client owns now or in the future. Ventiv recognizes the validity of and the title to all of Client's owned or licensed trademarks, trade names and trade dress in the Territory in connection with the Product, whether registered or not. Client represents to Ventiv that the use of the trademarks, trade names and trade dress in connection with the promotion of the Product and the promotion of the Product by Ventiv do not infringe on any valid intellectual property or product marketing rights of any other person or entity in the Territory.

3.   Client Responsibilities   (a) Unless otherwise agreed by the Parties, Client shall be responsible for (i) training the Project Team, including backfill training, as set forth in Section 4 below, (ii) production and distribution of all Product samples and Product Literature to be distributed by the Ventiv Sales Representatives, (iii) production and distribution of business cards (to be approved by Ventiv) for Project Team members, (iv) approval of Ventiv's sales territory alignment, (v) establishment and maintenance of a call plan to be utilized by the Ventiv Sales Representatives, and (vi) establish with Ventiv, program performance parameters, goals and metrics. The Parties shall agree upon an appropriate backfill training schedule with the understanding that the Parties may train a Ventiv trainer to handle backfill training (at a cost to be agreed upon by the Parties), or alternatively Client shall adhere to the agreed upon backfill training schedule (where training is to be provided by Client). Time for such backfill training shall not negatively impact the Annual Detail Goal. .

(b) All manufacturing and regulatory matters regarding Client's Product shall remain under the exclusive control of Client. Without limiting the generality of the foregoing, Client has the sole responsibility, at its cost and expense: (i) to deliver all Product samples, Product package inserts, Product Literature and promotional material; and (ii) to comply with adverse event reporting requirements, respond to Product and related medical complaints from any third party (including but not limited to any governmental or regulatory authority) and to handle all returns and recalls of its Product. Ventiv shall reasonably assist Client with respect to recalls, adverse event reporting and regulatory matters, provided however Client shall reimburse Ventiv for the reasonable expenses incurred in connection therewith. .

(c) Notwithstanding anything to the contrary set forth herein, the program pursuant to which the Project Team is performing the Services is a Client program and as such, Client is responsible for ensuring, and further, Client represents and warrants, that the program complies with all applicable Laws. Ventiv is responsible for ensuring, and further, Ventiv represents and warrants, that its implementation of the program pursuant to which the Project Team is performing the Services shall comply with all applicable all Laws. .

(d) By providing Ventiv with at least five (5) days prior written notice (to the appropriate Ventiv District Manager), Client shall have the right to periodically conduct ride alongs with the Ventiv Sales Representatives, to engage third parties to conduct market research with the Targets to verify that the Ventiv Sales Representatives are effectively and appropriately delivering Product messaging and take such other actions as it deems necessary and appropriate to monitor and audit the activities of the Project Team. Client shall conduct ride alongs in a reasonable manner and shall follow the Ventiv Sales Representatives daily planned agenda with as little impact to such daily agenda as possible. In the event, Client reasonably determines that additional training is required for specific members of the Project Team, Client shall provide Ventiv with detailed written notice of the perceived performance issue(s) and Ventiv shall address such issue in accordance with Section 1(h) hereof. .

  Training (a) Client is responsible for all Product specific and disease state training, and training concerning general selling skills and adverse event reporting and management. Client shall be responsible for creation of all training materials and for the content of all training set forth in this Section 4(a).

  (b) Ventiv is responsible for providing training with respect to: (i) compliance with Laws including PDMA, (ii) all Ventiv employee specific training including human resource policies and procedures, (iii) expense management, sample management, sales force automation training, and training concerning fleet policies. Ventiv shall be responsible for creation of all training materials and for the content of all training set forth in this Section 4(b). Upon request, Ventiv shall provide Client with copies of all training materials developed and used in connection with PDMA/sample training, and the results of all training assessments made in connection therewith.

  Ventiv Compensation - Ventiv shall receive compensation for the Services provided hereunder as set forth in Exhibit A attached hereto and made a part hereof.

  Confidentiality; Ownership of Property (a) During the performance of the Services contemplated by this Agreement, each Party may learn confidential, proprietary, and/or trade secret information of the other Party ("Confidential Information"). The Party disclosing Confidential Information shall be referred to as the "Disclosing Party" and the Party receiving Confidential Information shall be referred to as the "Receiving Party."

  Confidential Information means any information, unknown to the general public, which is disclosed by the Disclosing Party to the Receiving Party under this Agreement. Confidential Information includes, without limitation, technical, trade secret, commercial and financial information about either Party's (a) research or development; (b) marketing plans or techniques, contacts or customers; (c) organization or operations; (d) business development plans (i.e., licensing, supply, acquisitions, divestitures or combined marketing); (e) Product, licenses, trademarks, patents, other types of intellectual property or any other contractual rights or interests (including without limitation processes, procedures and business practices involving trade secrets or special know-how) and (f) in the case of Ventiv, the names and work assignments of the members of the Project Team. The Receiving Party shall neither use or disclose Confidential Information from the Disclosing Party for any purpose other than is specifically allowed by this Agreement. The obligations set forth in this Section 6, including the obligations of confidentiality and non-use shall be continuing and shall survive the expiration or termination of this Agreement and will continue for a period of five (5) years.

  Upon the expiration or termination of this Agreement and the reasonable request of the Disclosing Party within fifteen (15) business days of such expiration or termination, the Receiving Party shall return to the Disclosing Party all tangible forms of Confidential Information, including any and all copies and/or derivatives of Confidential Information made by the Disclosing Party or its employees as well as any writings, drawings, specifications, manuals or other printed or electronically stored material based on or derived from, Confidential Information. Any material or media not subject to return must be destroyed. Except as otherwise provided herein, the Receiving Party shall not disclose to third parties any Confidential Information or any reports, recommendations, conclusions or other results of work under this Agreement without prior consent of an officer of the Disclosing Party.

  The obligations of confidentiality and non-use set forth herein shall not apply to the following: (i) Confidential Information at or after such time that it is or becomes publicly available through no fault of the Receiving Party; (ii) Confidential Information that is already independently known to the Receiving Party as shown by prior written records; (iii) Confidential Information at or after such time that it is disclosed to the Receiving Party by a third party with the legal right to do so; (iv) Confidential Information required to be disclosed pursuant to judicial process, court order or administrative request, provided that the Receiving Party shall so notify the Disclosing Party sufficiently prior to disclosing such Confidential Information as to permit the Disclosing Party to seek a protective order.

  (b) In the event Client does not exercise its Right of First Refusal (as set forth in Section 1(i) above) and a third party's product is placed in the Secondary or Tertiary Detail position, Ventiv agrees to enter into a written agreement with such third party containing confidentiality provisions at least as restrictive and protective as those set forth herein with respect to Client's Confidential Information. In addition, Client understands and agrees that the confidentiality and non-use provisions set forth herein shall apply with respect to Confidential Information from the third party whose product is placed in the Secondary or Tertiary Detail position. order.

  (c) All property, materials and documents supplied to either Party during the Term of this Agreement, including but not limited to laptop computers, handheld PDAs, sales force automation software, report designs, and sales training materials shall be the sole and exclusive property of the originator of those materials and developments. Each Party agrees to hold all such property, materials and documents confidential in accordance with this Section 6 of the Agreement.

  Independent Contractors - Ventiv and its directors, officers, and the persons providing Services under the Agreement are at all times independent contractors with respect to Client. Persons provided by Ventiv to perform Services shall not be deemed employees of Client. Client shall not be responsible for Ventiv's acts or the acts of its officers, agents and employees while performing the Services whether on Client premises or elsewhere.

  Ventiv shall not be responsible for any cost, however, attributable to: (i) any actions by Client that caused a person provided by Ventiv to perform services under this Agreement to be reclassified as an employee of Client, (ii) any unlawful or discriminatory acts of Client, and (iii) any language in any Client employee benefit plan (as such term is defined Section 3(3) of ERISA), and any other incentive compensation, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements that may be sponsored at any time by Client or any of its affiliates that cause any Ventiv employee to be reclassified as an employee of Client (provided that this paragraph is in no way intended to (a) modify Ventiv's status as an independent contractor for Client, or (b) imply that the language set forth in clause (iii) actually exists or is intended).

  Personnel (a) Subject to Section 9 below, Client may not employ or retain any member of the Project Team during the Term of this Agreement or within one (1) year after the termination of this Agreement without the prior written approval of Ventiv, which may be withheld by Ventiv in its sole and absolute discretion. In addition, during the Term of this Agreement and for one (1) year after the termination of this Agreement, Ventiv may not employ or retain any Client employee working with Ventiv in connection with the Services (including employees who become Client employees through a Conversion), without the prior written approval of Client, which may be withheld by Client in its sole and absolute discretion. The restrictions set forth in this Section 8(a) shall not apply with respect to either Party's employees who seek employment from the other Party on their own initiative, such as, but not limited to, in response to a Party's general vacancy announcement or advertisement.

(b) Client agrees during the Term of this Agreement and for one (1) year thereafter not to: (i) provide any contact information (including name, address, phone number or e-mail address) concerning at least **** percent of the Project Team members to any third party providing contract sales services to Client, or (ii) assist actively in any other way such a third party in employing or retaining at least twenty-five percent of the Project Team members. Client shall pay or cause the third party to pay Ventiv $**** for each Ventiv employee so employed or retained as liquidated damages for breach of this Section. Termination of this Agreement and payment by Client to Ventiv of the liquidated damages provided in this paragraph shall be Ventiv's exclusive remedy for Client's engaging in the acts set forth above).

9.     Personnel Conversion (a) Only in the event that a Client product is placed in the Secondary Detail position, may Client engage in a Selective Hiring or a Block Conversion of Ventiv Sales Representatives and/or District Managers in accordance with the following provisions of this Section 9. If Client's product is not in the Secondary Detail position, Client may only engage in a Selective Hiring or a Block Conversion of Ventiv Sales Representatives and/or District Managers if Ventiv provides written consent (which may be withheld by Ventiv in its sole and absolute discretion).

(b) Notwithstanding Section 8(a) above and subject to Section 9(a) above, during the Term (or during the term of any new agreement that the Parties may enter after the end of the Term, hereinafter an "Additional Term"), Client may solicit, employ or retain one or more Ventiv Sales Representatives or District Managers performing Services hereunder (a "Selective Hiring"). Client shall give thirty (30) days prior written notice (except as set forth in subsection (i) below) to Ventiv of any Selective Hiring. Should there be Selective Hiring by Client, Ventiv will backfill the respective position so as to maintain the previously agreed upon number of Sales Representatives and District Managers performing Services hereunder. In the event Client wishes to implement a Selective Hiring during the Term (or any Additional Term), Client shall pay Ventiv a fee of $**** for costs associated with recruiting and training the backfill Ventiv Sales Representative and a fee of $**** for costs associated with recruiting and training the backfill District Manager.

(i) Client shall be permitted to conduct a Selective Hiring by providing Ventiv with only ten (10) days prior written notice (as opposed to thirty (30) days prior written notice as set forth above), provided: (A) the to be converted Sales Representative continues providing Details during the ten day period pending actual conversion to a Client employee; and (B) Client continues to pay Ventiv following the actual conversion date as if the converted Sales Representative were providing all Details requested to be provided pursuant to the terms hereof for a period of twenty (20) days following the actual conversion date or until a backfill Sales Representative commences providing Details, whichever occurs first.

(c) Client further may solicit, employ or retain a minimum of **** percent (****%) of Ventiv Sales Representatives or District Managers performing Services hereunder and Ventiv shall not backfill the respective position (a "Block Conversion") provided that: (i) the Block Conversion of a Ventiv Sales Representative or District Manager may not occur prior to the first anniversary of the Deployment Date (as defined in Section 1(b)), (ii) Client provides at least ninety (90) days prior written notice to Ventiv of any Block Conversion of a Ventiv Sales Representative or District Manager. In the event Client wishes to implement a Block Conversion, Client shall pay Ventiv a Conversion fee based upon the actual start date of each such Project Team member with Client, in accordance with the following:

After first anniversary of Deployment Date
Ventiv Sales Representative Conversion Fee	$****
Ventiv District Manager Conversion Fee	$****

    Client understands and agrees that Ventiv cannot guaranty that any Sales Representative or District Manager will agree to participate in a Conversion, as defined below. In addition, if there is no extension of the Term, the Ventiv Sales Representatives and District Managers may obtain new employment or participate in a new Ventiv program for a third party and may not be available to participate in a Selective Hiring or a Block Conversion.

    In the event Client conducts a Selective Hiring or a Block Conversion (collectively, a "Conversion") and the converted Ventiv Sales Representative and/or District Manager had been provided with use of a fleet automobile leased, rented or owned by Ventiv and Client wishes to commence an arrangement with the fleet vendor to assume such cars (and all associated costs and liabilities) under Client's name, the converted Ventiv Sales Representative and/or District Manager may only continue to have access to such fleet automobile following the Conversion if Client either: (i) registers the fleet automobile under its name; or (ii) ensures that Ventiv remains named as an additional insured under Client's automobile insurance policies until such time as the vehicle is registered in Client's name (which shall occur no later than six (6) months following the Conversion). The Parties understand and agree that it is solely Client's obligation to ensure one of the above actions are taken and Client shall be responsible for indemnifying, defending and holding Ventiv harmless for all damages resulting from Client's failure to take such action. The Parties further agree that on the effective date of the Conversion, Client shall destroy the Ventiv insurance card(s) in the fleet vehicle(s) of the converted Ventiv Sales Representative and/or District Manager.

 10.    Indemnification (a) Except to the extent covered by the indemnification set forth in Section 10(b) below, Ventiv shall indemnify and hold Client, its officers, directors, agents and employees harmless from and defend against any and all third party liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and reasonable attorneys' fees which result from (i) any negligent or willful acts or omissions by Ventiv, its agents, directors, officers, or employees or (ii) any material breach of this Agreement by Ventiv, its agents, directors, officers or employees.

(b) Except to the extent covered by the indemnification set forth in Section 10(a) above, Client shall indemnify and hold Ventiv, its officers, directors, agents, and employees harmless from and defend against any and all third party liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and reasonable attorneys' fees which result from (i) any negligent or willful acts or omissions by Client, its agents, directors, officers or employees, (ii) any material breach of this Agreement by Client, its agents, directors, officers, or employees, or (iii) the Product including any product liability claims, whether arising out of warranty, negligence, strict liability (including manufacturing, design, warning or instruction claims) or any other product based statutory claim.

(c) Any indemnity available hereunder shall be dependent upon the Party seeking indemnity providing prompt notice to the indemnitor of any claim or lawsuit giving rise to the indemnity provided, however, that failure to comply with this notice requirement shall not reduce the indemnitor's indemnification obligation except to the extent that the indemnitor is prejudiced as a result. Thereafter, the indemnitor shall have control over the handling of the claim or lawsuit, and the indemnitee shall provide reasonable assistance to the indemnitor in defending the claim. The indemnitee may participate, at its own cost, in the handling of the claim.

11.    Term - The Agreement shall be in effect as of the Effective Date and shall remain in effect until the first anniversary of the Deployment Date (the "Term"). Unless otherwise agreed by the Parties in writing, the Deployment Date shall be January 14, 2008. Not later than October 14, 2008, the Parties shall commence to conduct good faith negotiations with respect to entering into a new agreement applicable to the Services provided hereunder. If the Parties do not enter into a new agreement by December 31, 2008 (for any reason or no reason) unless such date is extended by the mutual written agreement of the Parties, the Break-Up Fee provisions included in Exhibit A III (b) will apply.

12.   Termination - (a) This Agreement may be terminated by Ventiv or Client upon giving written notice as follows:

(i)    by Ventiv, if payment to Ventiv by Client is not made when due and such payment is not made within ten (10) days from the date of notice from Ventiv to Client of such nonpayment; or

(ii) by either Party, in the event that the other Party has committed a material breach of this Agreement and such breach has not been cured within sixty (60) days of receipt of written notice from the non-breaching Party specifying in detail the nature and extent of such breach (in the event the breach is not capable of cure within such period, the breaching party shall have commenced diligent efforts to effect the cure within such sixty (60) day period, and have provided written notification to the other Party with respect to the steps taken and the plan for cure and such Party is satisfied with the breaching party's efforts to cure such default); or

(iii) by either Party, in the event that the other Party has become insolvent or has been dissolved or liquidated, filed or has filed against it, a petition in bankruptcy and such petition is not dismissed within sixty (60) days of the filing, makes a general assignment for the benefit of creditors; or has a receiver appointed for a substantial portion of its assets.

(b) In the case of: (i) any termination of this Agreement by Client or Ventiv under Section 12 of this Agreement (other than termination by Client pursuant to Section 12(a)(ii) or (iii)), or (ii) upon Client conducting a Conversion, or (iii) at the end of Term (or any Additional Term), Client shall (in addition to all other payment obligations under this Agreement) promptly pay (or if paid by Ventiv, promptly reimburse Ventiv): the amount due any lessor or rental agent of the equipment leased or owned by Ventiv and provided exclusively to Project Team members (i.e., automobiles, laptops, handheld PDA's, etc. (collectively, the "Equipment")), for any early termination of the lease or rental agreement. Ventiv shall make a good faith effort to mitigate Client's liability for such amount due by attempting to reassign the Equipment for use in connection with services being provided by Ventiv to a third party; however, Ventiv makes no guaranty with respect to its ability to mitigate such Client liability. In addition, Client may elect to either: (i) in the event the Equipment is owned by Ventiv, transfer the Equipment and pay an amount equal to the net book value (if any) of the Equipment on the books of Ventiv at the time of the transfer event, or in the event the Equipment is subject to a lease or finance lease, the Equipment may be transferred to Client (subject to the penultimate sentence of this Section 12 (b) and Client shall assume the responsibility for all further payments due (including costs associated with the transfer), or (ii) pay Ventiv the net loss to Ventiv on such Equipment determined by the difference between the net book value of such Equipment and the actual net price received by Ventiv for the disposal of such Equipment, plus any amounts due by Ventiv in connection with the lease or rental termination and costs associated with the disposal of said Equipment. Any proposed transfer of Equipment shall be subject to Client establishing its own relationship and credit with the entity that Ventiv contracted with to lease or rent such Equipment. Ventiv shall provide reasonable assistance with respect to facilitating the establishment of any such Client/third party relationship.

(c) In the event either (i) the Parties are unable to agree (for any reason or no reason) upon the terms of a new agreement, or (ii) this Service Agreement is terminated for any reason prior to the end of the Term, Client shall pay Ventiv a Break-up fee as set forth in Exhibit A, Section III (b).

(d) Upon the effective date of such termination, the parties shall have no further obligation to each other (other than those set forth in Sections 6, 7, 8, 10 and 13(i)), except that Client shall pay the amounts set forth or provided for in Exhibit A of this Agreement through the actual date of termination.

13.    Miscellaneous (a) Each Party represents to the other that the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action; that the Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general principles of equity); and that this Agreement and performance hereunder does not violate or constitute a breach under any organizational document of such Party or any contract, other form of agreement, or judgment or order to which such Party is a party or by which it is bound.

(b) Each Party undertakes to maintain appropriate insurance as follows:

Ventiv Insurance: Ventiv shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement:

(i) Commercial General Liability insurance including contractual liability in an amount not less than $**** per occurrence and in the aggregate;

(ii) Workers Compensation and Employer's Liability Insurance with limits of not less than $**** per accident per employee;

(iii) Auto Liability Insurance with limits of not less than $****;

(iv) Professional Services Errors & Omissions Liability Insurance with per claim and aggregate limits of not less than $****.

In the event that any of the required insurance policies are written on a "claims made" basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than five (5) years following the termination or expiration of this Agreement. Ventiv shall waive subrogation rights against Client for workers' compensation benefits and shall obtain a waiver from any insurance carriers that Ventiv obtains workers compensation insurance from releasing their subrogation rights against Client. Client shall be named as an additional insured under the Commercial General Liability insurance. Upon written request from Client, Ventiv shall furnish Client with certificates of insurance evidencing the above noted policies and required additional insured status. Ventiv shall notify Client in writing of any proposed material changes to such policies which would affect this Agreement. Each insurance policy shall be obtained from an insurance carrier with an A.M. Best rating of at least A-.

Client Insurance: Client shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement:

(i) Commercial General Liability including product and contractual liability in an amount not less than $**** per occurrence and in the aggregate.

In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than five (5) years following the termination or expiration of this Agreement. Ventiv shall be named as an additional insured under the Commercial General Liability insurance. Upon written request from Ventiv, Client shall furnish Ventiv with certificates of insurance evidencing the above noted policy and required additional insured status. Each insurance policy shall be obtained from an insurance carrier with an A.M. Best rating of at least A-.

(c) Neither Ventiv nor Client may assign this Agreement or any of its rights, duties or obligations hereunder without the other Party's prior written consent, provided, however, that either Ventiv or Client may assign its rights, duties and obligations as part of an acquisition of Ventiv or Client, as the case may be, so long as the acquirer: (i) is a financially capable business entity, (ii) expressly assumes in writing those rights, duties and obligations under this Agreement and this Agreement itself, and (iii) is not a competitor of the other Party.

(e) This Agreement supersedes all prior arrangements and understandings between parties related to the subject matter of this Agreement.

(f) Noncompliance with the obligations of this Agreement due to a state of force majeure, the laws or regulations of any government, regulatory or judicial authority, war, civil commotion, destruction of facilities and materials, fire, flood, earthquake or storm, labor disturbances, shortage of materials, failure of public utilities or common carriers, and any other causes beyond the reasonable control of the applicable Party, shall not constitute a breach of contract.

(g) If any provision of this Agreement is finally declared or found to be illegal or unenforceable by a court of competent jurisdiction, both parties shall be relieved of all obligations arising under such provision, but, if capable of performance, the remainder of this Agreement shall not be affected by such declaration or finding.

(h) This Agreement, including any attachments or exhibits entered into hereunder, contains all of the terms and conditions of the agreement between the parties and constitutes the complete understanding of the parties with respect thereto. No modification, extension or release from any provision hereof shall be affected by mutual agreement, acknowledgment, acceptance of contract documents, or otherwise, unless the same shall be in writing signed by both Parties and specifically described as an amendment or extension of this Agreement.

(i) This Agreement shall be construed according to the laws of the State of New Jersey and any action brought by either Ventiv or Client in connection with this Agreement shall be brought in the state or federal courts located in the State of New Jersey.

(j) This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. A facsimile or electronically scanned copy of this Agreement bearing the signature (original, electronic or facsimile version) of such Party shall be binding provided that each Party has executed the Agreement.

(k) Any notices required or permitted under this Agreement shall be given in person or sent by first class, certified mail to:

Ventiv:

Ventiv Commercial Services, LLC
200 Cottontail Lane
Somerset, New Jersey 08873
Attention: Terrell G. Herring, President and Chief Executive Officer

with a copy to:

David Blatteis, Esq.
Norris, McLaughlin & Marcus, P.A.
721 Route 202-206
P.O. Box 1018
Somerville, New Jersey 08876-1018

Client:

Alpharma Pharmaceuticals LLC
One New England Avenue

Piscataway, NJ 08854

with a copy to:

Alpharma Pharmaceuticals LLC
One New England Avenue

Piscataway, NJ 08854

Attn: VP, Law

or to such other address or to such other person as may be designated by written notice given from time to time during the term of this Agreement by one Party to the other. Notice shall also be effective if sent via overnight courier addressed to the respective party at the addresses set forth above, by facsimile transmission or via email (in pdf format) transmission, the receipt of which is confirmed by email confirmation or response, telephone or faxed confirmation.

WHEREFORE, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

VENTIV COMMERCIAL SERVICES, LLC
By: /s/ Terrell G. Herring Name: Terrell G. Herring Title: President and Chief Executive Officer

ALPHARMA PHARMACEUTICALS LLC
By: /s/ David Whitehead Name: Davis Whitehead Title: Vice President, Sales